Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pure Nickel Inc.

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F/A of our report dated December 17, 2008, except as to Note 20, which is as of December 22, 2009, relating to the consolidated financial statements of Pure Nickel Inc. as at November 30, 2008 and 2007 and for the years then ended, and our report dated February 25, 2008, except as to Note 19, which is as of December 22, 2009, relating to the consolidated balance sheets of Pure Nickel Inc. as at November 30, 2007 and 2006 and the consolidated statements of operations and deficit, cash flows and comprehensive loss for the year ended November 30, 2007, and the period from inception (May 18, 2006) through to November 30, 2006.

LICENSED PUBLIC ACCOUNTANTS

Toronto, Canada
January 5, 2010